Exhibit 16.1

August 31, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of the Current Report on Form 8-K of Strategic Storage Growth Trust, Inc. (File No. 000-55616), which we understand will be filed with the U.S. Securities and Exchange Commission, and we are in agreement with the statements contained under Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ CohnReznick LLP